EXHIBIT 99.1
FOR IMMEDIATE RELEASE


Investor Relations Contact:                      Company Contacts:
Jason Thompson                                   Jared Abbruzzese
Lippert/Heilshorn & Associates                   CEO, CAI Wireless Systems, Inc.
212/838-3777                                     518/462-2632


                   CAI WIRELESS SYSTEMS, INC. ANNOUNCES
                           FIRST QUARTER RESULTS


     ALBANY, N.Y., August 12, 1996 - CAI Wireless Systems, Inc. ("CAI")

(NASDAQ: CAWS) today announced results for the first quarter ended June 30,

1996.

     For the first quarter ended June 30, 1996, sales increased 133% to

$9,305,000, versus $3,992,000 for the comparable year-ago quarter.  The substantial revenue increase is primarily due to system acquisitions and subscriber additions.  Operating loss before depreciation and amortization narrowed to $2,076,000, versus $3,363,000 for the comparable year-ago quarter.  Net loss for the 1996 quarter was $16,620,000, or $0.51 per common share (38,859,743 weighted average common shares outstanding),

versus $7,506,000, or $0.49 per common share (15,913,911 weighted average common shares outstanding) for the comparable year-ago quarter. The Company had 83,800 subscribers at the end of the 1996 quarter, of which 50,400 subscribers are attributable to systems acquired by CAI within the last year, versus 32,900 in the year-ago quarter.

     John Prisco, President and Chief Operating Officer of CAI said, "Our results continue to benefit from the acquisitions completed last September.

In the near term, our goal is to maintain our subscriber base and improve our operating results as we continue to consolidate and integrate the acquisitions.  At the same time, we have substantially completed the

Norfolk, VA and Boston, MA digital systems for Bell Atlantic and NYNEX,

respectively, and await their commercial roll-out of digital wireless cable services in those markets."



                                     -more-

     "Also during the quarter, we successfully demonstrated CAI's digital wireless cable transmission capabilities in Rochester, NY.  Using five-to-

one digital compression, the demonstration included digitally encoded satellite and local broadcast television programming.  In addition, we demonstrated our high-speed Internet access service that will currently transmit information to the user at a rate of 10 megabits per second."

     Mr. Prisco concluded, "The Rochester test and the demonstration we recently completed in Norfolk, VA, which included the Thompson set-top converter, proves CAI's digital capabilities are here today."

     CAI currently operates six analog wireless cable systems in New York

City, Rochester and Albany, NY, Philadelphia, PA, Washington, D.C. and

Norfolk/Virginia Beach, VA and has a portfolio of wireless cable channel rights primarily in eight additional markets, including Long Island,

Buffalo and Syracuse, NY, Boston, MA, Providence, RI, Hartford, CT,

Baltimore, MD and Pittsburgh, PA.  In addition, CAI owns approximately 54%

of CS Wireless Systems, Inc., ("CS Wireless").  CS Wireless has

approximately 5.7 million line-of-sight ("LOS") households and 55,800 subscribers in 12 markets located primarily in the Midwest and Southwest regions of the United States.



                             - table follows -

                CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (unaudited)


                                                    Three Months Ended
                                               June 30,              June 30,
                                                 1996                  1995
REVENUES                                   $  9,305,000            $  3,992,000
EXPENSES:
   Programming and license fees               3,893,000               1,665,000
   Marketing                                    575,000               1,046,000
   General and administrative                 6,913,000               4,644,000
                                             11,381,000               7,355,000
   OPERATING LOSS BEFORE DEPRECIATION
     AND AMORTIZATION                        (2,076,000)             (3,363,000)
Depreciation and amortization                 8,095,000               2,609,000
   OPERATING LOSS                           (10,171,000)             (5,972,000)
OTHER INCOME (EXPENSE):
   Equity in net loss of affiliate           (3,000,000)                     --
   Other income                               2,212,000                 126,000
   Interest expense                         (10,161,000)             (1,940,000)
                                            (10,949,000)             (1,814,000)
   LOSS BEFORE PROVISION FOR
     INCOME TAXES                           (21,120,000)             (7,786,000)
Provision for income tax benefit              4,500,000                      --
   LOSS BEFORE MINORITY INTEREST            (16,620,000)             (7,786,000)
Minority interest                                    --                 280,000
   NET LOSS                                $(16,620,000)            $(7,506,000)
   LOSS PER COMMON SHARE                   $      (0.51)            $     (0.49)
Weighted average common shares
   outstanding                               38,859,743              15,913,911